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Exhibit 3

Joint Filing Agreement

        In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each other undersigned parties hereby agree to file jointly this Schedule 13D (including any amendments thereto) with respect to the Class A Common Stock, par value $0.10 per share, of The Fairchild Corporation. It is understood and agreed that each of the parties hereto is responsible for the timely filing of this Schedule 13D and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe that such information is inaccurate.

        It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

Dated: November 21, 2007	PHOENIX FA HOLDINGS, LLC
	By:	SG Phoenix Ventures IV LLC, its Managing Member
	By:	/s/ ANDREA GOREN
	Name:	Andrea Goren
	Title:	Member
Dated: November 21, 2007	SG Phoenix Ventures IV LLC
	By:	/s/ ANDREA GOREN
	Name:	Andrea Goren
	Title:	Member
Dated: November 21, 2007	/s/ PHILIP S. SASSOWER Philip S. Sassower
Dated: November 21, 2007	/s/ ANDREA GOREN Andrea Goren

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  Exhibit 3
Joint Filing Agreement